SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2004

Triad Guaranty Inc.

(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	0-22342 (Commission File Number)	56-1838519 (IRS Employer Identification No.)

101 South Stratford Road Winston-Salem, North Carolina (Address of principal executive offices)	27104 (Zip Code)

Registrant’s telephone number, including area code: (336) 723-1282

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement

     On December 8, 2005, Triad Guaranty Inc. and its wholly owned subsidiaries (the Company) entered into an agreement with Collateral Mortgage, Ltd (Collateral), an unconsolidated affiliate, to assist the Company in the transition of investment advisory and portfolio management services previously provided by Collateral to an unrelated third party. Collateral is the beneficial owner of approximately 18% of the outstanding common stock of the Company and the president of its general partners is William T. Ratliff III, chairman of the board of the Company. Collateral will monitor and provide advice and counsel regarding the investment advice and tactics of the outside advisor during the transition period. The term of the agreement with Collateral is one year and can be terminated by either party with 30 days written notice. Collateral will be compensated $25,000 per quarter or $100,000 annually for its work under terms of this agreement.

Item 1.02      Termination of a Material Definitive Agreement

     In connection with entering into a new investment advisory agreement with an unrelated third party mentioned above under Item 1.01, the Company terminated its present investment advisory agreement with its affiliate, Collateral (Exhibit 10.4 in the Index to Exhibits, Item 15 (a) 3 of Form 10-K) effective December 31, 2004. There was no additional compensation paid to Collateral as a result of the termination.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Triad Guaranty Inc.

(Registrant)

Dated: December 14, 2004	By:	/s/ Kenneth S. Dwyer

Kenneth S. Dwyer Vice President and Chief Accounting Officer